Exhibit 99.1
Investor Relations:
Michael Picariello
CommVault
732-728-5380
ir@commvault.com
CommVault Announces First Quarter Fiscal 2008 Financial Results
First Quarter Fiscal 2008 Highlights Include:
•	Revenues of $44.0 million

•	Non-GAAP EBIT of $6.2 million and Non-GAAP EBIT Margins of 14.1%

•	Non-GAAP Diluted Earnings Per Share of $0.11

•	Cash Flow from Operations of $5.8 million
OCEANPORT, N.J. — August 2, 2007 — CommVault® [NASDAQ: CVLT] today announced its financial results for the first quarter ended June 30, 2007.
N. Robert Hammer, CommVault’s chairman, president and CEO stated, “CommVault had a good first quarter which was highlighted by record revenues. We continue to execute well on our business plans and strategies, including the recent launch of our next generation software release, the CommVault Simpana 7.0 software suite. CommVault Simpana 7.0 software includes significant product enhancements, as well as new features and functionality such as enterprise-wide Search and Discovery and Single Instancing of data. Combined with our recently broadened distribution capabilities, CommVault Simpana 7.0 software enables us to further strengthen our position in the data management business and provides the foundation to build revenues in the adjacent information management markets to sustain our track record of growth and innovation.”
Total revenues in the first quarter of fiscal 2008 were a record $44.0 million, an increase of 31% over the first quarter of fiscal 2007 and 3% over the prior quarter. Software revenue in the first quarter of fiscal 2008 was $24.1 million, up 28% year-over-year and 2% sequentially. Services revenue in the first quarter of fiscal 2008 was $19.9 million, up 35% year-over-year and 5% sequentially.

Non-GAAP income from operations (EBIT) increased 46% to $6.2 million in the first quarter of fiscal 2008 compared to $4.3 million in the first quarter of the prior year. EBIT determined in accordance with U.S. GAAP was $4.2 million for the first quarter, a 45% increase from $2.9 million in the same period of the prior year.
For the first quarter of fiscal 2008, non-GAAP net income increased 5% to $5.0 million, or $0.11 per diluted share, from $4.7 million or $0.12 per diluted share in the same period of the prior year. CommVault reported GAAP net income for the quarter of $3.0 million, a decrease of $0.4 million compared to the same period of the prior year. GAAP net income for the quarter ended June 30, 2007 includes an effective tax rate of 39% compared to an effective tax rate of 1% in the same period of the prior year.
Operating cash flow totaled $5.8 million for the first quarter of fiscal 2008. Total cash and cash equivalents as of June 30, 2007 were $70.5 million.
A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”
Additional Business Highlights:
•	In July 2007, CommVault launched the Simpana 7.0 software suite. CommVault Simpana 7.0 is the largest software release in CommVault’s history and provides major enhancements to CommVault’s Data Protection, Archiving and Replication solutions, key platform support, as well as new product features including enterprise-wide Search and Discovery, Data Classification and Single Instancing of data.

•	In June 2007, CommVault completed a follow-on public offering of its common stock which was sold primarily by selling stockholders.

•	In May 2007, CommVault entered into a multi-year original equipment manufacturing agreement with Bull SAS that will enable Bull SAS to market and sell Bull-branded versions of CommVault’s full suite of data management software through its channels worldwide.

Fiscal 2008 Guidance
For the fiscal year ending March 31, 2008 CommVault currently expects:
•	Total revenues in the range of $191 million to $193 million.

•	Non-GAAP gross margins of 85.5% to 85.7%.

•	Non-GAAP operating income margins of 17.2% to 17.7%.

•	Non-GAAP diluted EPS in the range of $0.55 per share to $0.57 per share using an effective tax rate of approximately 28% and a weighted average diluted share count of approximately 46 million to 47 million.

•	An actual cash tax rate in the mid to high single digit range based on current assumptions.
The Non-GAAP diluted EPS guidance excludes approximately $0.13 per share to $0.15 per share of noncash stock-based compensation charges, net of non-GAAP income tax benefits of approximately $0.05 per share, and any additional FICA expense that will be incurred by CommVault when employees exercise in the money stock options.
Use of Non-GAAP Financial Measures
CommVault has provided in this press release selected financial information that has not been prepared in accordance with GAAP. CommVault uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, when used as a supplement to GAAP measures, in evaluating CommVault’s ongoing operational performance. CommVault believes that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in CommVault’s industry, many of which present similar non-GAAP financial measures to the investment community.
The non-GAAP financial results discussed above excludes noncash stock-based compensation charges, additional FICA expense incurred by CommVault when employees exercise in the money stock options and accretion of preferred stock dividends. In addition, the non-GAAP financial results apply an effective tax rate of 28% in fiscal 2008.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which is provided in the financial statement tables included in this press release.
Conference Call Information
CommVault will host a conference call today, August 2, 2007, at 5:00 p.m. EDT to discuss its financial results. To access this call, dial 888-802-2279 (domestic) or 913-312-1265 (international). Additionally, a live web cast of the conference call will be hosted under “Webcasts and Presentations” located under the “Investor Relations” section on CommVault’s Web site www.commvault.com.
An archived web cast of this conference call will also be available on the “Investor Relations” section of CommVault’s Web site, www.commvault.com.
About CommVault
A singular vision — a belief in a better way to address current and future data management needs — guides CommVault in the development of Singular Information Management® solutions for high-performance data protection, universal availability and simplified management of data on complex storage networks. CommVault’s exclusive single-platform architecture gives companies unprecedented control over data growth, costs and risk. CommVault’s software was designed to work together seamlessly from the ground up, sharing a single code and common function set, to deliver superlative Data Protection, Archive, Replication, Search and Resource Management. More companies every day join those who have discovered the unparalleled efficiency, performance, reliability, and control only CommVault can offer. Information about CommVault is available at www.commvault.com. CommVault’s corporate headquarters is located in Oceanport, New Jersey in the United States. (cvlt-f)
Safe Harbor Statement
This press release contains forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions and others. Statements regarding CommVault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. CommVault does not undertake to update its forward-looking statements.

©1999 - 2007 CommVault Systems, Inc. All rights reserved. CommVault, CommVault and logo, the “CV” logo, CommVault Systems, Solving Forward, Simpana, SIM, Singular Information Management, CommVault Galaxy, Unified Data Management, QiNetix, Quick Recovery, QR, GridStor, Vault Tracker, Quick Snap, QSnap, Recovery Director, CommServe, and CommCell, are trademarks or registered trademarks of CommVault Systems, Inc. All other third-party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I
CommVault Systems, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2007	2006
Revenues:
Software	$24,080	$18,788
Services	19,909	14,734

Total revenues	43,989	33,522

Cost of revenues:
Software	461	272
Services	5,824	4,513

Total cost of revenues	6,285	4,785

Gross margin	37,704	28,737

Operating expenses:
Sales and marketing	21,227	15,307
Research and development	6,459	5,418
General and administrative	5,158	4,653
Depreciation and amortization	699	497

Income from operations	4,161	2,862

Interest expense	(114)	—
Interest income	817	524

Income before income taxes	4,864	3,386

Income tax expense	(1,885)	(45)

Net income	2,979	3,341
Less: accretion of preferred stock dividends	—	(1,411)

Net income attributable to common stockholders	$2,979	$1,930

Net income attributable to common stockholders per share:
Basic	$0.07	$0.07

Diluted	$0.07	$0.06

Weighted average shares used in computing per share amounts:
Basic	42,345	19,039

Diluted	44,960	32,110

Table II
CommVault Systems, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	March 31,
	2007	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$70,535	$65,001
Trade accounts receivable, net	25,201	22,044
Prepaid expenses and other current assets	3,889	3,657
Deferred tax assets	9,618	9,616

Total current assets	109,243	100,318

Property and equipment, net	5,115	4,624
Deferred tax assets, net	42,305	42,543
Other assets	762	554

Total assets	$157,425	$148,039

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,907	$1,500
Accrued liabilities	20,489	20,215
Term loan	—	7,500
Deferred revenue	39,496	36,214

Total current liabilities	61,892	65,429

Deferred revenue, less current portion	5,078	4,284
Other liabilities	11	4

Total stockholders’ equity	90,444	78,322

	$157,425	$148,039

Table III
CommVault Systems, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	June 30,
	2007	2006
Cash flows from operating activities
Net income	$2,979	$3,341
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	741	553
Noncash stock-based compensation	1,813	1,397
Excess tax benefits from stock-based compensation	(977)	—
Deferred income taxes	(6)	—

Changes in operating assets and liabilities:
Accounts receivable	(3,157)	710
Prepaid expenses and other current assets	(232)	306
Other assets	(208)	(189)
Accounts payable	407	93
Accrued liabilities	403	382
Deferred revenue and other liabilities	4,083	85

Net cash provided by operating activities	5,846	6,678

Cash flows from investing activities
Purchase of property and equipment	(1,232)	(906)

Net cash used in investing activities	(1,232)	(906)

Cash flows from financing activities
Deferred offering costs from initial public offering	—	(284)
Net proceeds from follow-on public offering of common stock	4,363	—
Excess tax benefits from stock-based compensation	977	—
Proceeds from the exercise of stock options	3,295	155
Repayments on term loan	(7,500)	—

Net cash provided by (used in) financing activities	1,135	(129)

Effects of exchange rate — changes in cash	(215)	(181)

Net increase in cash and cash equivalents	5,534	5,462
Cash and cash equivalents at beginning of period	65,001	48,039

Cash and cash equivalents at end of period	$70,535	$53,501

Table IV
CommVault Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2007	2006
Non-GAAP financial measures and reconciliation:

GAAP income from operations	$4,161	$2,862
Noncash stock-based compensation (1)	1,813	1,397
FICA expense on stock option exercises (2)	247	—

Non-GAAP income from operations	$6,221	$4,259

GAAP net income attributable to common stockholders	$2,979	$1,930
Noncash stock-based compensation (1)	1,813	1,397
FICA expense on stock option exercises (2)	247	—
Accretion of preferred stock dividends (3)	—	1,411
Non-GAAP provision for income taxes adjustment (4)	(54)	—

Non-GAAP net income attributable to common stockholders	$4,985	$4,738

GAAP diluted weighted average shares outstanding	44,960	32,110
Conversion of Series A through E preferred stock	—	6,333

Non-GAAP diluted weighted average shares outstanding	44,960	38,443

Non-GAAP diluted net income per share	$0.11	$0.12

Footnotes — Adjustments
(1)	Represents noncash stock-based compensation charges associated with stock options granted as follows:

	Three Months Ended
	June 30,
	2007	2006
Cost of services revenue	$33	$26
Sales and marketing	858	617
Research and development	257	187
General and administrative	665	567

Total noncash stock-based compensation expense	$1,813	$1,397

(2)	Represents additional FICA expenses incurred by CommVault when employees exercise in the money stock options.

(3)	Represents accretion of preferred stock dividends due on CommVault’s Series A through E cumulative redeemable convertible preferred stock prior to its conversion to common stock on September 27, 2006.

(4)	The provision for income taxes is adjusted to reflect CommVault’s estimated non-GAAP effective tax rate of approximately 28% in fiscal 2008.